Exhibit 10.27

         1996-1998 Long Term Performance Award Agreement


     This Agreement, dated as of               , 1996, is made by
and between                  (the "Corporation") and  (the
"Executive").

     WHEREAS, the Corporation has adopted the 1988 Long Term
Incentive Plan (the "Plan") for the purpose of attracting, motivating and retaining key employees by offering them long term performance-based incentives and an opportunity to acquire ownership of shares of the Corporation's common stock.

     NOW, THEREFORE, the Executive, a key employee of the Corporation, is granted the opportunity to earn shares of common stock of the Corporation in accordance with the terms and conditions of the Plan and this Agreement.

     1.   The Executive is hereby granted the opportunity to earn
          a maximum of         maximum shares of the common stock
          of the Corporation (the actual number of shares earned by the Executive, if any, hereinafter being called the "Award") during the Performance Period.

     2.   Performance Period

          The Performance Period shall be January 1, 1996, to
          December 31, 1998.

     3.   Performance Objectives

          There shall be two Performance Objectives used to determine the amount of the Award, if any, earned by the Executive, as follows:

          (a)  Return on Equity Objective
               This objective, which must be achieved in order for the Executive to earn an Award, shall be the achievement by the Corporation of an average annual return on common equity for the Performance Period equal to or greater than the lesser of (i) fifteen percent (15%) or (ii) the average annual return on common equity achieved by a select group of specialty chemical companies as monitored by the Corporation.

          (b)  Earnings Per Share ("EPS") Objective

               This objective shall be the achievement by the Corporation of cumulative earnings per share for the Performance Period of not less than $3.06 per common share.

               The following table shows by way of example the cumulative earnings per share which will be realized by the Corporation if the earnings per share increase annually during the Performance Period at rates of ten, thirteen and fifteen percent from the 1995 base of $.84 per share and the Award associated with cumulative earnings per share at each of those levels:

               Threshold Award     Target Award     Maximum Award
Cumulative EPS      $3.06              $3.22            $3.36

Award Earned

     The actual Award, if any, earned by the Executive shall be based upon the actual cumulative earnings per share achieved by the Corporation during the Performance Period, and except in the event that cumulative earnings per share for the Performance Period are equal to the amounts shown in the above table, shall be determined by interpolation from the values shown in the table.

     4.   Termination of Employment During Performance Period

          (a) If the Executive's employment with the Corporation terminates during the Performance Period because of death, disability, retirement or a Change in Control, the Executive Compensation Committee of the Board of Directors of the Corporation (the "Committee") may, in its sole discretion, make a pro rata Award to the Executive.

          (b) In the event that the Executive's employment with the Corporation terminates during the Performance Period for any reason other than death, disability, retirement or a Change in Control, the Executive shall not be entitled to receive any Award for the Performance Period.

     5. After the date of any Award to the Executive hereunder, and prior to the transfer to the Executive of all of the shares of the Corporation comprising the Award, the Executive shall have the right to instruct the Trustee of the Crompton & Knowles Corporation Long Term Incentive Plan Trust as to the voting of such number of shares of the Corporation comprising the Award as are held by the Trustee, together with any other shares held by the Trustee in any account which may be established by the Trustee on or after the date of the Award in the name of the Executive.

     6. The Executive shall be paid, at the time any shares earned by him are transferred to him, such sum of money or, at the sole discretion of the Corporation, such additional shares or other property, as shall be equal to the Executive's pro rata share of the Trust earnings to the date of and attributable to such payment, but less such cash or shares, if any, as the Corporation shall in its sole discretion determine are required to be withheld to pay taxes due on the cash or shares then being transferred to the Executive. The Executive shall have the right to defer any portion of the earned Award.

     7. Any Award made to the Executive hereunder shall vest in the Executive and the Executive shall be entitled to receive the Award only as follows:

               25%     on     December 31, 1998
               25%     on     December 31, 1999
               25%     on     December 31, 2000
               25%     on     Retirement of the Executive


     Notwithstanding any other provision of this Section 7, upon the termination of the Executive's employment with the Corporation on or after December 31, 1998, due to death, disability, retirement or a Change in Control, any Award theretofore earned by the Executive hereunder shall immediately become fully vested in him. Termination of the Executive's employment with the Corporation on or after December 31, 1998, for any reason other than those specified in the preceding sentence shall cause the forfeiture of any portion of an Award not vested prior to the date of such termination of employment.

     8. This Agreement does not alter the "at will" nature of the Executive's employment with the Corporation, which employment may be terminated at any time by the Executive or the Corporation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                          CROMPTON & KNOWLES CORPORATION


                          By:_______________________



                             _______________________
                                    Executive